SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is made as of September 5, 2008 by and between Excel Maritime Carriers Ltd., a Liberian corporation (“Excel”), and Oceanaut, Inc., a Marshall Islands corporation (“Oceanaut”).

Recitals

A. Oceanaut has agreed to acquire four dry bulk carriers (the “Vessel Acquisition”) for an aggregate purchase price of US$352,000,000, pursuant to the terms and conditions of four separate memoranda of agreement between Oceanaut and the several sellers, each dated as of August 20, 2008 (the “MOAs”).

B. The Vessel Acquisition will take place over the course of several closings, the first of which is the initial closing (the “Initial Closing”), at which time title to, and delivery of, two vessels whose aggregate fair market value will equal at least 80% of Oceanaut’s net assets (excluding deferred underwriting discounts and commissions in the amount of $4,500,000), will be transferred and effectuated by the seller of each such vessel to Oceanaut’s nominated subsidiary in accordance with the terms and conditions of each MOA relating to each such vessel, such that the Company’s initial business combination (as defined in its prospectus with respect to its initial public offering) may be consummated.

C. After consummation of the Initial Closing, Oceanaut intends to pay a quarterly dividend of at least US$0.28 per share, or US$1.12 per share per year, payable with respect to the fourth quarter of 2008 and quarterly thereafter, to the holders of Oceanaut’s common shares, par value $0.0001 per share (the “Common Shares”), subject to the discretion of Oceanaut’s Board of Directors.

D. Excel and other parties entering into a similar agreement have agreed that the number of Common Shares set forth below their name on the signature page hereto (the “Subordinated Shares”) will become subordinated to the other Common Shares not owned by Excel with respect to the receipt of dividends pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.  Payment of Dividends to Holders of Common Shares.

(a) Definitions.  For the purpose of this Section 1, the following definitions shall be used.

(i) Adjusted Operating Surplus.  “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (1) less any net reduction in cash reserves for Operating Expenditures or Maintenance Capital Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure or Maintenance Capital Expenditure made with respect to such period, (2) plus any net increase in cash reserves for Operating Expenditures or Maintenance Capital Expenditures with respect to such period. Adjusted Operating Surplus does not include the portion of Operating Surplus included in clause (A) of the definition of Operating Surplus herein.

(ii) Base Dividend.  “Base Dividend” means US$0.28 per Common Share per calendar quarter, subject to any adjustments as set forth in subsection (f) below.

(iii) Capital Expenditures.  “Capital Expenditures” includes every expenditure that is capital in nature, including expansion capital expenditures, replacement capital expenditures and Maintenance Capital Expenditures.

(iv) Change of Control.  “Change of Control” means the occurrence of any of the following: (A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Oceanaut’s assets, properties or business; (B) the adoption by the Board of Directors of a plan of liquidation or dissolution of Oceanaut; (C) the consummation of any transaction, or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than Excel, becomes the beneficial owner, directly or indirectly, of more than 3,684,375 (as adjusted for stock splits, stock dividends or similar events) of Oceanaut’s shares of any class or series entitled to vote generally in the election of directors, measured by voting power rather than number of shares, and such number of shares held exceeds the voting power of Excel; (D) if, at any time, Oceanaut becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction; (E) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors; (F) the consolidation of Oceanaut with, or the merger or consolidation of Oceanaut with or into, any “person,” or the consolidation of any “person” with, or the merger or consolidation of any “person” with or into, Oceanaut, in any such event pursuant to a transaction in which any of the outstanding Common Shares are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where Oceanaut’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

(v) Closing Price.  “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Common Shares are listed or, if the Common Shares are not listed on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market then in use, or, if on any such day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Common Shares, the fair value of the Common Shares on such day as determined by the Board of Directors.

(vi) Common Share Arrearages.  “Common Share Arrearages” means the amount by which the Base Dividend in any quarter during the Subordination Period exceeds the dividend from Operating Surplus actually paid per Common Share (other than the Subordinated Shares) issued and outstanding in such quarter, on or after the Post-Initial Closing Trading Date, cumulative for that quarter and all prior quarters during the Subordination Period, and reduced by any dividends from Operating Surplus on the Common Shares (other than the Subordinated Shares) paid to reduce the Common Share Arrearages pursuant to Section 1(d)(ii); provided that the unpaid Common Share Arrearages will not accrue interest and provided further that no Common Share Arrearages will accrue after the distribution of any proceeds from any voluntary or involuntary dissolution, liquidation or winding up of the affairs of Oceanaut. The Subordinated Shares will not accrue any arrearages during the Subordination Period.

(vii) Continuing Directors.  “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors immediately after the completion of the Initial Closing; or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Initial Closing or whose nomination or election was previously so approved.

(viii) Contracted Fleet.  “Contracted Fleet” means the ACHILLES II, the IRIS II, the MEDI CEBU and the THREE STARS.

(ix) Current Market Price.  “Current Market Price” means the average of the daily Closing Prices per Common Share for the five (5) consecutive Trading Days immediately prior to such date.

(x) Interim Capital Transactions.  “Interim Capital Transactions” means the following transactions if they occur prior to the liquidation of Oceanaut: (1) borrowings other than working capital borrowings; (2) sales of equity and debt securities of Oceanaut; (3) capital contributions; (4) corporate reorganizations or restructurings; (5) the termination of interest rate swap agreements; (6) sales or other dispositions of vessels except to the extent the proceeds from such dispositions exceed the initial purchase price or contributed value of the vessel subject to the disposition, which excess amount shall be treated as Operating Surplus; and (7) sales or other dispositions of other assets other than in the normal course of business.

(xi) Liquidating Dividends.  “Liquidating Dividends” are dividends or any other distributions to the Common Shares that are paid from any amount in excess of Operating Surplus.

(xii) Maintenance Capital Expenditures.  “Maintenance Capital Expenditures” means any cash capital expenditures incurred after the Initial Closing to maintain vessels and other assets, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures related to drydocking and capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for purposes of calculating Operating Surplus.

(xiii) National Securities Exchange.  “National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

(xiv) Operating Expenditures.  “Operating Expenditures” are all cash expenditures, after the Initial Closing, including but not limited to, operating expenses, interest payments and taxes, but excluding:

(A) the repayment of borrowings;

(B) the repurchase of debt and equity securities;

(C) interest rate swap termination costs;

(D) expenses and taxes related to Interim Capital Transactions;

(E) Capital Expenditures;

(F) expenses, costs and liabilities related to the Vessel Acquisition; and

(G) payment of dividends.

(xv) Operating Surplus.  For any period “Operating Surplus” is:

(A) $20 million; plus

(B) all of Oceanaut’s cash receipts (including the proportionate share of cash receipts of certain subsidiaries which are not wholly-owned) since the Initial Closing, excluding cash receipts from Interim Capital Transactions; plus

(C) interest (after giving effect to interest rate swap agreements) paid on debt incurred and cash dividends paid on equity securities issued by Oceanaut, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than Oceanaut’s Contracted Fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

(D) interest (after giving effect to interest rate swap agreements) paid on debt incurred and cash dividends paid on equity securities issued by Oceanaut, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on equity issued, to finance the construction projects described in (C) above; less

(E) Operating Expenditures; less

(F) a reserve for the estimated cost of future drydockings; less

(G) the amount of cash reserves (including the proportionate share of cash reserves for certain subsidiaries which are not wholly-owned) established by the Board of Directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures.

The $20 million amount in (A) above may be increased by the Board of Directors only if the Board of Directors determines that such increase is necessary to allow it to pay all or part of the Base Dividend on the Common Shares. This $20 million amount cannot be increased in any period in which a dividend on the Subordinated Shares is paid or is otherwise payable from Operating Surplus.

For purposes of calculating Operating Surplus, any dividends that are paid on the Preferred Shares will be treated as if they were interest payments and not dividends.

Notwithstanding the foregoing, the construction or application of this definition of Operating Surplus as outlined above may be adjusted in the case of any particular transaction or matter or type of transaction or matter if the Board of Directors, with the concurrence of Oceanaut’s audit committee, is of the opinion that such an adjustment is necessary or appropriate to further the overall purpose and intent of the definition of Operating Surplus, so long as such adjustment will not adversely affect the holders of Subordinated Shares.

(xvi) Preferred Shares.  “Preferred Shares” means shares of Oceanaut’s preferred stock, par value $0.0001 per share.

(xvii) Subordination Period.  “Subordination Period” means the period from the Initial Closing (the “Post-Initial Closing Trading Date”) and ending on the first to occur of the following:

(A) the first day of any quarter ending after September 30, 2013 in respect of which the quarterly dividends paid by Oceanaut from Operating Surplus on all of the Common Shares, including the Subordinated Shares, at least equaled the Base Dividend for the immediately preceding four-quarter period (the “Four-Quarter Period”); and

(B) the occurrence of a Change of Control, in which case the Subordination Period will be deemed to end immediately preceding such occurrence.

Notwithstanding the foregoing, the Subordination Period will end on the first day after the quarter ending March 31, 2011 if the above test in (A) is met and the quarterly base dividend increases by 30% to US$0.365 on all Common Shares, including the Subordinated Shares.

(xviii) Trading Day.  “Trading Day” means a day on which the principal National Securities Exchange on which the Common Shares are listed is open for the transaction of business or, if the Common Shares are not listed on any National Securities Exchange, a day on which banking institutions in New York City in the United States generally are open.

(b) Payment of Dividends on Common Shares During the Subordination Period.  During the Subordination Period only, all dividends paid to shareholders will be treated as either a dividend from Operating Surplus or a Liquidating Dividend. The Board of Directors will treat all dividends as dividends from Operating Surplus until the sum of all dividends paid since the Initial Closing equals the amount of Operating Surplus as of the most recent date of determination. The Board of Directors will treat dividends paid from any amount in excess of Operating Surplus as Liquidating Dividends.

(c) Authority to Pay Dividends.  The Board of Directors, in its sole discretion, may determine whether to declare and pay dividends to the shareholders at any time. Subject to the rights of any outstanding Preferred Shares, any dividends that are declared and paid by the Board of Directors with respect to the Common Shares must be declared and paid in accordance with the provisions of this Section 1. Dividends shall be paid in cash unless the Board of Directors has authorized a distribution in kind. The Board of Directors shall determine the fair market value of any dividend to be paid in kind. Any dividends to be paid in kind (other than in the nature of a stock split) shall then be declared and paid in accordance with the provisions of this Section 1 as if the fair market value were cash.

(d) Dividends from Operating Surplus During Subordination Period.  Subject to the rights of any outstanding Preferred Shares, dividends from Operating Surplus, if any, for any quarter during the Subordination Period will be declared and paid in the following manner:

(i) First, 100% of dividends to all of the Common Shares other than the Subordinated Shares, pro rata, until each such outstanding Common Share has been paid an amount equal to the Base Dividend for that quarter;

(ii) Second, 100% of dividends in excess of those paid pursuant to clause (i) above to all of the Common Shares other than the Subordinated Shares, pro rata, until each such outstanding Common Share has been paid an amount equal to any Common Share Arrearages accrued and unpaid for any prior quarters during the Subordination Period;

(iii) Third, 100% of dividends in excess of those paid pursuant to clauses (i) and (ii) above to all of the Subordinated Shares, pro rata, until each outstanding Subordinated Share has been paid an amount equal to the Base Dividend for that quarter;

(iv) Fourth, 100% of dividends to all outstanding Common Shares, including the Subordinated Shares, pro rata; and

(v) Notwithstanding the above, the Subordinated Shares shall not be entitled to receive any dividends prior to those paid with respect to the second quarter of 2010.

(e) Liquidating Dividends.  Subject to the rights of any outstanding Preferred Shares, Liquidating Dividends shall be paid, pro rata, to the Common Shares.

(f) Adjustment of Base Dividend.  The Base Dividend is subject to downward adjustment in the case of payment of Liquidating Dividends. The Base Dividend will be reduced in the same proportion that the Liquidating Dividend had to the fair market value of the Common Shares prior to the payment of the dividend. If the Common Shares are publicly traded on a National Securities Exchange or market, the fair market value will be the Current Market Price before the ex-dividend date. If the shares are not publicly traded, the fair market value will be determined by the Board of Directors. In addition, Oceanaut may make a pro rata distribution of shares or may effect a subdivision or combination of shares and any amounts calculated on a per share basis (including, without limitation, the Base Dividend and any Common Share Arrearages) or stated as a number of shares shall be adjusted proportionately and appropriately as determined by the Board of Directors.

2.  Rights of Subordination Shares After the Subordination Period.  After the end of the Subordination Period, the restrictions on the Subordinated Shares shall terminate and the rights and privileges of such shares shall be the same as those of the other Common Shares not owned by Excel.

3.  Transfer of Subordinated Shares.  If Excel transfers or disposes of any Subordinated Shares during the Subordination Period, such shares held by the transferee shall remain Subordinated Shares subject to the terms and conditions of this Agreement.

4.  Successors and Assigns.  This Agreement shall bind any successors or assigns of Excel and Oceanaut.

5.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the Marshall Islands, without regard to principles of conflicts of law. THE PARTIES HERETO HERBY WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. The parties hereto submit to the exclusive jurisdiction of the state and federal courts located in the City of New York, State of New York. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein will be finally settled by binding arbitration in New York, New York in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Marshall Islands law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

7.  Entire Agreement.  This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. This Agreement may be amended only by written instrument signed by each of Excel and Oceanaut.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXCEL MARITIME CARRIERS LTD.

By: /s/ Stamatis Molaris

Title: President and Chief Executive Officer

Number of Shares Subject to this Agreement:

OCEANAUT, INC.

By: /s/ Gabriel Panayotides

Title: Chief Executive Officer